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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
CORGENTECH INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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CORGENTECH INC.
650 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 13, 2004

TO THE STOCKHOLDERS OF CORGENTECH INC.:

        NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of Corgentech Inc., a Delaware corporation, will be held on Thursday, May 13, 2004 at 9:00 a.m., pacific time, at The Westin San Francisco Airport, Belmont Suite, 1 Old Bayshore Highway, Millbrae, California 94030, for the following purposes:

  1.
  To elect two directors to hold office until the 2007 Annual Meeting of Stockholders;

  2.
  To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the proxy statement accompanying this notice.

        The Board of Directors has fixed the close of business on April 8, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
Matthew B. Hemington Secretary

South San Francisco, California
April 15, 2004

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CORGENTECH INC.
650 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

May 13, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Corgentech Inc. is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply mark, sign and date your proxy card and return your proxy card in the postage-paid envelope provided, or follow the instructions below to submit your proxy over the telephone or on the Internet.

        We intend to mail this proxy statement and accompanying proxy card on or about April 15, 2004 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 8, 2004 will be entitled to vote at the Annual Meeting. On this record date, there were 27,730,292 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on April 8, 2004 your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to mark, sign and date your proxy card and return the proxy card in the postage-paid envelope provided or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 8, 2004 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of two directors; and

  •
  Ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the ratification of Ernst & Young LLP as the independent auditors, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple.

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-435-6710 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., eastern time on Wednesday, May 12, 2004 to be counted.

  •
  To vote on the Internet, go to http://www.eproxy.com/cgtk to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., eastern time on Wednesday, May 12, 2004 to be counted.

        If you vote your proxy by phone or on the Internet, you do not need to return your proxy card.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Corgentech. Simply mark, sign and date your proxy card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2004.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of both nominees for director and in favor of the ratification of Ernst & Young LLP as Corgentech's independent auditors. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please mark, sign and date your proxy card and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to our Secretary, care of Corgentech Inc., 650 Gateway Boulevard, South San Francisco, California 94080.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 12, 2004 to our Secretary, care of Corgentech Inc., 650 Gateway Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year's proxy statement or nominate a director, pursuant to our bylaws you must provide specified information to us between January 13, 2005 and February 12, 2005. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in "street name" in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal No. 2 ratifying the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004, must receive a "For" vote from the majority of shares cast either in person or by proxy, excluding abstentions, at a meeting at which a quorum is present. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 27,730,292 outstanding and entitled to vote. Thus, 13,865,147 must be represented by stockholders present at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2004, Dr. Victor J. Dzau and Mr. John P. McLaughlin. Dr. Dzau and Mr. McLaughlin are currently members of our Board of Directors and were previously appointed by the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors recommended to the Board of Directors that Dr. Dzau and Mr. McLaughlin be nominated for election to this class. If elected at the Annual Meeting, each of Dr. Dzau and Mr. McLaughlin would serve until the 2007 Annual Meeting and until his successor is elected and has qualified, or until the earlier of his death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Dzau and Mr. McLaughlin. In the event that Dr. Dzau or Mr. McLaughlin should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Dzau and Mr. McLaughlin have agreed to serve if elected, and management has no reason to believe that they will be unable to serve. It is our policy to invite nominees for directors to attend the Annual Meeting. On February 12, 2004 we commenced our initial public offering and previously had not held an annual meeting of stockholders.

        Set forth below is biographical information for Dr. Dzau and Mr. McLaughlin and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for Three-year Terms Expiring at the 2007 Annual Meeting

        Victor J. Dzau, M.D. is 57 years old and has been a member of our Board of Directors since January 1999 and has chaired our scientific advisory board since January 1999. Since 1996, Dr. Dzau has been the Director of Research and Chairman of the Department of Medicine of The Brigham and Women's Hospital, Inc./Harvard Medical School. From 1990 to 1996, Dr. Dzau served as the Director of the Falk Cardiovascular Research Center, Chief of the Division of Cardiovascular Medicine, and Professor of Medicine, all at the Stanford University School of Medicine. From 1995 to 1996, Dr. Dzau served as Chairman of the Department of Medicine at Stanford University. Dr. Dzau is a member of the Board of Directors of Genzyme Corporation, a biotechnology company. Dr. Dzau received a B.S. and an M.D. from McGill University.

        John P. McLaughlin is 52 years old and has been our President and Chief Executive Officer, and a member of our Board of Directors since January 2000. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President with responsibility for many commercial functions. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became FDA laws. Mr. McLaughlin is a co-founder and Chairman of the Board of

Directors of Eyetech Pharmaceuticals, Inc., a biopharmaceutical company. He has also served on the Board of Directors of the then IDEC Pharmaceuticals. He received a B.A. in Government from the University of Notre Dame and a J.D. from the Catholic University of America.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEES

Directors Continuing in Office until the 2005 Annual Meeting

        Richard B. Brewer is 53 years old and has been a member of our Board of Directors since April 2004. Since January 2003, Mr. Brewer has served as the founding partner of Crest Asset Management, a provider of management guidance to healthcare companies. From September 1998 to February 2004, he was President and Chief Executive Officer of Scios Inc., a biopharmaceutical company and a subsidiary of Johnson & Johnson since April 2003. From February 1996 to June 1998, he served as the Executive Vice President of Operations and then as Chief Operating Officer of Heartport, Inc., a medical device company. From 1984 to 1995, Mr. Brewer held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, and Genentech Europe Ltd. and Genentech Canada, Inc., most recently as Senior Vice President, U.S. Sales and Marketing. Mr. Brewer is a member of the Board of Directors of Dendreon Corporation, a biopharmaceutical company. Mr. Brewer received a B.S. from Virginia Polytechnic Institute and an M.B.A. from Northwestern University.

        Daniel S. Janney is 38 years old and has been a member of our Board of Directors since November 2000. He joined Alta Partners, a venture capital firm in 1996. From 1993 to 1996, he was a Vice President at Montgomery Securities' health care and biotechnology investment banking group. Previously, Mr. Janney was an associate at Bankers' Trust Company in its leveraged buyout/private equity group. Mr. Janney is Chairman of the Board of Directors of Dynavax Technologies Corporation, a biopharmaceutical company. Mr. Janney received a B.A. in History from Georgetown University and an M.B.A. from the University of California, Los Angeles.

        Michael B. Sweeney is 53 years old and has been a member of our Board of Directors since January 2001. Since July 2003, Mr. Sweeney has served as a general partner in the Medical Technology Group at InterWest Partners, a venture capital firm, focusing on early stage investment opportunities in the medical technology sector. From January 2001 to July 2003, Mr. Sweeney was a venture partner at InterWest Partners. From January 1999 to January 2001, Mr. Sweeney was the Chairman, President and Chief Executive Officer of Epicor Medical, Inc., a cardiovascular medical device company. From August 1998 until January 2001, Mr. Sweeney was a medical device entrepreneur-in-residence at InterWest Partners. Mr. Sweeney is a founder of Ventritex, Inc., now part of St. Jude Medical. Mr. Sweeney received a B.A. in Political Science from Drake University.

Directors Continuing in Office until the 2006 Annual Meeting

        Rodney A. Ferguson, J.D., Ph.D. is 47 years old and has been a member of our Board of Directors since November 2000 and Chairman of the Board of Directors since August 2002. Since 2001, Dr. Ferguson has served as a Managing Director in the San Francisco office of JPMorgan Partners, a global private equity firm, where he is Co-Head of the Life Science and Healthcare Infrastructure Group responsible for all health care investments. From 1999 to 2000, Dr. Ferguson was a partner at InterWest Partners, a venture capital firm, where he focused on investments in medical technology. From 1988 to 1999, Dr. Ferguson held a variety of positions at Genentech, Inc., including Senior Corporate Counsel and Senior Director of Business and Corporate Development. Dr. Ferguson is a member of the Board of Directors of Santarus, Inc., a biopharmaceutical company. Dr. Ferguson received a B.S. in Biochemistry from the University of Illinois, a Ph.D. in Biochemistry from the State University of New York, Buffalo and a J.D. from Northwestern University.

        Fritz R. Bühler, M.D. is 62 years old and has been a member of our Board of Directors since June 2002. Since 2001, Dr. Bühler has served as a Managing Partner of Bear Stearns Health Innoventures, a venture capital firm. Dr. Bühler is currently the Director of the European Center of Pharmaceutical Medicine and a board member of the Georgetown Center of Drug Development Science in Washington, D.C. From 1990 to 1998, Dr. Bühler served as an executive board member of the Swiss Academy of Medical Sciences. From 1991 to 1995, he was Head of Global Clinical Research and Development and Chief Medical Officer at F. Hoffmann-La Roche Ltd. in Basel, Switzerland. From 1987 to 1991, Dr. Bühler was Director of the Department of Research at the University Hospital, Basel, where he continues his affiliation as a Professor of Pharmaceutical Medicine, Pathophysiology, Internal Medicine and Cardiology. Dr. Bühler co-founded, and from 1997 to 2000 was Vice Chairman of the Board of International Biomedicine Management Partners, a venture capital firm, in Basel, Switzerland. Dr. Bühler is also a co-founder of the BioValley in Europe. Dr. Bühler received an M.D. degree from the University of Basel, and an honorary doctorate from the University of Louis Pasteur in Strasbourg, France.

Independence of the Board of Directors

        As required under The Nasdaq Stock Market, Inc., or Nasdaq, listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Corgentech, our senior management and our independent auditors, the Board of Directors has affirmatively determined that all of our directors except for Dr. Dzau and Mr. McLaughlin are independent directors within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

        In December 2003, the Board of Directors documented the governance practices followed by Corgentech by adopting Corporate Governance Policies to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policies are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policies set forth the practices that the Board of Directors will follow with respect to Board of Directors composition and selection, Board of Directors meetings and involvement of senior management, Chief Executive Officer performance evaluation and Board of Directors committees and compensation. The Corporate Governance Policies were adopted by the Board of Directors to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Policies, as well as the charters for each committee of the Board of Directors, may be viewed at www.corgentech.com.

        As required under new Nasdaq listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, care of Corgentech Inc. at 650 Gateway Boulevard, South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

        The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2003 for each of the these committees of the Board of Directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Richard B. Brewer (1)	—		—		—
Fritz R. Bühler, M.D.	X		X		—
Victor J. Dzau, M.D.	—		—		—
Rodney A. Ferguson, Ph.D.	—		X	*	—
Daniel S. Janney	X		X		X	*
John P. McLaughlin	—		—		—
Michael B. Sweeney	X	*	—		X
Total meetings in 2003	0		1		0

*
Committee Chairperson

(1)
Mr. Brewer has been a member of our Board of Directors since April 2004.

        The Nominating and Corporate Governance Committee was formed in December 2003 and did not meet in 2003. The Audit Committee was reconstituted in December 2003 and did not meet in 2003. During 2003, the Board of Directors performed the responsibilities of the Audit Committee.

        Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Corgentech.

Audit Committee

        The Audit Committee of the Board of Directors is responsible for, among other things:

  •
  overseeing the accounting and financial reporting processes and audits of our financial statements;

  •
  appointing independent auditors to audit our financial statements;

  •
  overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent auditor's qualifications, independence and performance, and (d) our internal accounting and financial controls;

  •
  preparing the report that SEC rules require be included in our annual proxy statement;

  •
  providing the Board of Directors with the results of its monitoring and recommendations; and

  •
  providing to the Board of Directors additional information and materials as it deems necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

        Our Audit Committee is comprised of Messrs. Janney and Sweeney and Dr. Bühler. Mr. Sweeney is the chairman of the Audit Committee. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials and is available on our website at www.corgentech.com.

        The Board of Directors has reviewed the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). We commenced our initial public offering on February 12, 2004. As of the date hereof, we do not have an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. Prior to our initial public offering we were not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Board of Directors believed that the interests of Corgentech were best served through the identification and recruitment of Board members who primarily possessed operational and scientific expertise. During 2004, the Nominating and Corporate Governance Committee intends to evaluate and identify a candidate who would meet the definition of "audit committee financial expert."

Compensation Committee

        The Compensation Committee of the Board of Directors is responsible for, among other things:

  •
  reviewing and approving for our chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements, and change in control agreements/provisions, and (e) any other benefits, compensation, compensation policies or arrangements;

  •
  reviewing and making recommendations to the Board of Directors regarding the compensation policy for such other senior management as directed by the Board of Directors;

  •
  reviewing and making recommendations to the Board of Directors regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

  •
  preparing a report to be included in our annual proxy statement which describes: (a) the criteria on which compensation paid to our chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee's executive compensation policies applicable to executive officers; and

  •
  acting as administrator of our benefit plans, including making amendments to the plans, and changes in the number of shares reserved for issuance thereunder.

        Our Compensation Committee is comprised of Drs. Bühler and Ferguson and Mr. Janney. Dr. Ferguson is the chairman of the Compensation Committee. The Compensation Committee has adopted a written Compensation Committee Charter that is available on our website at www.corgentech.com.

        We also have a Stock Award Committee of the Board of Directors that grants stock awards pursuant to the 2003 Equity Incentive Plan to new Corgentech employees. The grants must be in accordance with guidelines adopted by the Compensation Committee. Except as approved by the Compensation Committee, the grants must not exceed 15,000 shares per new employee, and that the total number of options granted to all new employees in a quarter shall not exceed an aggregate of 150,000 shares. The Stock Award Committee is comprised of Mr. McLaughlin. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

  •
  reviewing Board of Directors structure, composition, and practices, and making recommendations on these matters to the Board of Directors;

  •
  reviewing, soliciting and making recommendations to the Board of Directors and stockholders with respect to candidates for election to the Board of Directors; and

  •
  overseeing compliance by employees with our Code of Conduct.

        Our Nominating and Corporate Governance Committee is comprised of Dr. Ferguson and Messrs. Janney and Sweeney. Mr. Janney is the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written Nominating and Corporate Governance Committee Charter that is available on our website at www.corgentech.com.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Corgentech, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Corgentech and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Corgentech, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors' overall service to Corgentech during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. The Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

        Historically, the Nominating and Corporate Governance Committee has not considered director candidates recommended by stockholders. However, the Nominating and Corporate Governance Committee is in the process of determining how best to consider stockholder suggestions for director nomination, and after such determination, shall establish appropriate procedures for stockholders to submit suggestions.

Meetings of the Board of Directors

        The Board of Directors met eleven times during 2003. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and applicable meetings of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Stockholder Communications with the Board of Directors

        On February 12, 2004 we commenced our initial public offering and to date have not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications with the Board of Directors has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to our website.

Code of Conduct

        We have adopted a Code of Conduct that applies to all of our officers, directors and employees. The Code of Conduct is available on our website at www.corgentech.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004, and the Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

        The chart below sets forth the fees paid by us to Ernst & Young LLP for the various services provided by them in the years ending December 31, 2003 and December 31, 2002:

	Fiscal Year Ended
	2003	2002
Audit Fees	$737,000	$50,150
Audit-related Fees	$14,500	$—
Tax Fees	$11,200	$9,300
All Other Fees	$—	$—

Total Fees	$762,700	$59,450

        Audit fees for 2003 include fees related to our registration statement on Form S-1 in connection with our initial public offering.

        Audit-related fees include fees for accounting research and consultation.

        Tax Fees include assistance with state and Federal tax return preparation.

        Because our initial public offering commenced on February 12, 2004, our Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2003 and 2002. The Audit Committee has reviewed and subsequently approved Ernst & Young LLP's fees for 2003.

        The Audit Committee has determined the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP as independent auditors. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

Pre-Approval Policies and Procedures

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding the ownership of our common stock as of March 1, 2004 by:

  •
  each director and nominee for director;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  all of our directors, nominees and executive officers as a group; and

  •
  all those known by us to be beneficial owners of more than five percent of our common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 1, 2004. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 27,730,292 shares of our common stock outstanding as of March 1, 2004. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Corgentech Inc., 650 Gateway Boulevard, South San Francisco, California 94080.

	Shares Issuable Pursuant to Options Exercisable Within 60 days of March 1, 2004		Shares Beneficially Owned(2)
		Shares Subject to a Right of Repurchase Within 60 days of March 1, 2004(1)
Name and Address of Beneficial Owner
			Number	Percent
5% Stockholders
Entities affiliated with J.P. Morgan Partners (SBIC), LLC(3)	40,000	—	4,669,784	16.8%
Entities affiliated with InterWest Partners VIII, L.P.(4)	—	—	2,435,805	8.8
Entities affiliated with Alta California Partners III, L.P.(5)	—	—	2,095,224	7.6
Bristol-Myers Squibb Company(6)	—	—	2,079,002	7.5
Entities affiliated with Bear Stearns Health Innoventures, L.P.(7)	40,000	—	1,850,804	6.7
HBM BioVentures (Cayman) Ltd.(8)			1,479,728	5.3
Directors and Executive Officers
Fritz R. Bühler, M.D.(7)	40,000	—	1,850,804	6.7
Richard B. Brewer(9)	—	—	—	*
Victor J. Dzau, M.D.	40,000	—	730,958	2.6
Rodney A. Ferguson, Ph.D.(3)	40,000	—	4,669,784	16.8
Daniel S. Janney(5)	40,000	—	2,135,224	7.7
Michael B. Sweeney(4)	40,000	—	2,475,805	8.9
John P. McLaughlin(10)	775,000	—	1,075,000	3.8
Leslie M. McEvoy	150,000	51,457	275,000	*
Todd J. Lorenz(11)	55,000	26,145	147,500	*
Richard P. Powers	96,250	37,500	196,500	*
James Z. Huang(12)	100,000	75,520	225,000	*
All directors and executive officers as a group (11 persons)	1,376,250	190,622	13,781,575	47.4%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Represents shares of common stock subject to a right of repurchase, at the original option exercise price, in the event the holder ceases to provide services to us. The option exercise prices range from $0.24 to $1.20 per share.

(2)
Includes shares of common stock subject to a right of repurchase within 60 days of March 1, 2004 and shares issuable pursuant to options exercisable within 60 days of March 1, 2004.

(3)
Includes (a) 3,680,369 shares held by J.P. Morgan Partners (SBIC), LLC, or JPMP SBIC, (b) 492,559 shares held by J.P. Morgan Partners Global Investors, L.P., (c) 71,296 shares held by J.P. Morgan Partners Global Investors A, L.P., (d) 248,680 shares held by J.P. Morgan Partners Global Investors (Cayman), L.P., (e) 27,759 shares held by J.P. Morgan Partners Global Investors (Cayman) II, L.P., (f) 109,121 shares held by J.P. Morgan Securities Inc., and (g) an option to purchase 40,000 shares granted to Dr. Ferguson, one of our directors. Dr. Ferguson is obligated to transfer any shares issued pursuant to the exercise of such option to JPMP SBIC. The sole member of JPMP SBIC is J.P. Morgan Partners (BHCA), L.P., or JPMP BHCA, the general partner of which is JPMP Master Fund Manager, L.P., or JPMP MFM, the general partner of which is JPMP Capital Corp., or JPMP Capital, a wholly- owned subsidiary of J.P. Morgan Chase & Co., a publicly traded bank holding company, or J.P. Morgan Chase. Each of JPMP BHCA, JPMP MFM, JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by JPMP SBIC, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Additionally, JPMP Capital is the general partner of JPMP Global Investors, L.P., the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P., collectively, the J.P. Morgan Funds and together with JPMP SBIC, JPMP BHCA, JPMP MFM and JPMP Capital, or the JPMP Entities. Each of JPMP Capital and J.P. Morgan Chase may be deemed beneficial owners of the shares held by the J.P. Morgan Funds, however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Dr. Ferguson is a Managing Director of JPMP SBIC and JPMP Capital and may therefore be deemed to have shared voting and dispositive powers over the shares held by JPMP SBIC and the J.P. Morgan Funds. The actual pro rata portion of beneficial ownership that may be deemed attributable to Dr. Ferguson is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within JPMP SBIC and the J.P. Morgan Funds. Dr. Ferguson disclaims beneficial ownership of the shares held by JPMP SBIC and the J.P. Morgan Funds, except to the extent of his pecuniary interest therein. Each of the JPMP Entities and Dr. Ferguson disclaims beneficial ownership of the shares held by J.P. Morgan Securities Inc. The address for J.P. Morgan is 1221 Avenue of the Americas, New York, New York 10020.

(4)
Includes (a) 2,348,950 shares held by InterWest Partners VIII, L.P., (b) 67,226 shares held by InterWest Investors Q VIII, L.P., and (c) 19,629 shares held by InterWest Investors VIII, L.P., collectively, the InterWest Funds. Mr. Sweeney, one of our directors, is a Managing Director of InterWest Management Partners VIII, LLC, the general partner of the InterWest Funds. Mr. Sweeney has shared voting and dispositive powers over the shares held by the InterWest Funds. He disclaims beneficial ownership of the shares held by the InterWest Funds, except to the extent of his pecuniary interest therein. The address for the InterWest Partners is 2710 Sand Hill Road, Second Floor, Menlo Park, California 94025.

(5)
Includes (a) 2,026,427 shares held by Alta California Partners III, L.P., and (b) 68,797 shares held by Alta Embarcadero Partners III, LLC, collectively, the Alta Funds. Mr. Janney, one of our directors, is a Managing Director of Alta California Management Partners III, LLC, the general partner of Alta California Partners III, L.P. and a manager of Alta Embarcadero Partners III, LLC. Mr. Janney has shared voting and dispositive powers over the shares held by the Alta Funds. He disclaims beneficial ownership of the shares held by the Alta Funds, except to the extent of his pecuniary interest therein. The address for Alta Partners is One Embarcadero Center, Suite 4050, San Francisco, California 94111.

(6)
The address for Bristol-Myers Squibb Company is 345 Park Avenue, New York, New York 10154.

(7)
Includes (a) 1,041,364 shares held by BX, L.P., (b) 262,061 shares held by Bear Stearns Health Innoventures, L.P., (c) 215,587 shares held by Bear Stearns Health Innoventures Offshore, L.P., (d) 169,993 shares held by Bear Stearns Health Innoventures Employee Fund, L.P., (e) 121,799 shares held by BSHI Members, L.L.C., collectively, the Bear Stearns Funds, and (f) an option to purchase 40,000 shares granted to Dr. Bühler, one of our directors. Dr. Bühler is obligated to transfer the proceeds from the sale of any shares issued pursuant to the exercise of such option to Bear Stearns Asset Management Inc., the manager of the Bear Stearns Funds and a wholly-owned subsidiary of the Bear Stearns Companies Inc. Dr. Bühler is a member of Bear Stearns Health Innoventures Management, LLC, the general partner of the Bear Stearns Funds, and in such capacity may be deemed to have shared voting and dispositive power over the shares held by the Bear Stearns Funds. Dr. Bühler may be deemed to be the indirect beneficial owner of the shares held by the Bear Stearns Funds. Dr. Bühler disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for the Bear Stearns Funds is 383 Madison Avenue, 28th Floor, New York, New York 10179.

(8)
The Board of Directors of HBM BioVentures (Cayman) Ltd. has voting and investment power with respect to these shares. The Board of Directors is comprised of John Arnold, Colin Shaw, Richard Coles, Andreas Wicki and John Urquhart, none of whom has individual voting or investment power with respect to these shares. The address for HBM BioVentures (Cayman) Ltd. is Unit 10 Eucalyptus Building, Crewe Road, Grand Cayman, Cayman Islands.

(9)
Mr. Brewer has been a member of our Board of Directors since April 2004.

(10)
Includes 6,250 shares held in The John P. McLaughlin Grantor Retained Annuity Trust and 6,250 shares held in The Susan McLaughlin Grantor Retained Annuity Trust.

(11)
Includes 92,500 shares held in The Lorenz Family Revocable Trust of October 31, 2002.

(12)
Includes 75,000 shares held in The Huang Living Trust dated June 8, 2001 and 50,000 shares held in The James Z. Huang 2004 Annuity Trust, dated February 9, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        We commenced our initial public offering on February 12, 2004. Therefore our directors and executive officers and persons who own more than ten percent of our common stock were not subject to Section 16(a) during the year ended December 31, 2003. To date, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than ten percent stockholders have been met.

EXECUTIVE COMPENSATION

Compensation of Directors

        The non-employee members of our Board of Directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors or committee meetings. During 2003, members of our Board of Directors did not receive cash compensation for attending Board of Directors or committee meetings. In 2004, we will pay our non-employee directors who are not affiliated with our principal stockholders $10,000 per year, to be paid in four equal quarterly installments. In October 2003, Drs. Bühler, Dzau and Ferguson, and Messrs. Janney and Sweeney, each a non-employee director, received an option to purchase 40,000 shares of our common stock at an exercise price of $1.20 per share, which was the fair market value on the date of grant, as determined by our Board of Directors. These options vest in 48 equal monthly installments, subject to the recipient's continued service as a director. Pursuant to our 2003 Non-Employee Directors' Stock Option Plan, beginning in 2005, each non-employee director will also receive an annual option grant for 10,000 shares of our common stock on the day following each annual meeting of stockholders. These options will vest in 12 equal monthly installments over one year from the grant date, subject to the recipient's continued service as a director. In October 2003, Dr. Dzau received a stock award of 100,000 shares of our common stock at a price of $1.20 per share, which was the fair market value on the date of grant, as determined by our Board of Directors.

Compensation of Executive Officers

        The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us during 2003. We refer to these individuals elsewhere in this proxy statement as our "named executive officers."

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position	Fiscal Year			Other Annual Compensation		Securities Underlying Options	All Other Compensation(1)
		Salary	Bonus
John P. McLaughlin President and Chief Executive Officer	2003 2002	$300,000 270,833	— —	$86,870 —	(2)	775,000 —	$552 529
Richard P. Powers Vice President and Chief Financial Officer	2003 2002	253,982 240,000	— —	— —		96,250 —	1,032 989
Todd J. Lorenz, M.D. Chief Medical Officer	2003 2002	230,000 230,000	— —	— —		72,500 —	552 345
Leslie M. McEvoy, Ph.D. Vice President, Research	2003 2002	249,936 189,792	$18,640 17,456	— —		200,000 28,750	240 230
James Z. Huang(3) Vice President, Business Development and Commercial Operations	2003 2002	250,000 83,333	75,667 50,000	— —		100,000 125,000	216 63

(1)
Represents term life insurance premiums.

(2)
Represents loan forgiveness in connection with the purchase of shares of our common stock.

(3)
Mr. Huang joined us as Vice President, Business Development and Commercial Operations on August 30, 2002. Mr. Huang's annualized salary in 2002 was $250,000.

Stock Option Grants and Exercises

Option Grants in 2003

        The following table provides information concerning stock option grants to each of our named executive officers during 2003.

Individual Grants
Potential Realizable Value Assumed Annual Rates of Stock Price Appreciation for Option Terms
	Number of Securities Underlying Options Granted	Percent of Total Options Granted in 2003
Name			Exercise Price Per Share	Expiration Date
					5%	10%
John P. McLaughlin	275,000 500,000	14.3 26.0%	$1.20 2.00	04/01/2013 11/17/2013	$6,837,136 12,031,157	$11,082,467 19,749,940
Richard P. Powers	46,250 50,000	2.4 2.6	1.20 2.00	04/01/2013 11/17/2013	1,149,882 1,203,116	1,863,869 1,974,994
Todd J. Lorenz, M.D.	35,000 37,500	1.8 2.0	1.20 2.00	04/01/2013 11/17/2013	870,181 902,337	1,410,496 1,481,245
Leslie M. McEvoy, Ph.D.	50,000 150,000	2.6 7.8	1.20 2.00	04/01/2013 11/17/2013	1,243,116 3,609,347	2,014,994 5,924,982
James Z. Huang	100,000	5.2	2.00	11/17/2013	2,406,231	3,949,988

        The stock options granted in 2003 to our named executive officers vest as to 1/48th of the shares subject to each option monthly over four years. Each option has a ten-year term, subject to earlier termination if the optionholder's service with us ceases. Under certain circumstances in connection with a change of control, the vesting of such option grants may accelerate and become immediately exercisable. Our Board of Directors retains the discretion, under certain circumstances relating to changes in corporate structure that may affect our common stock, to modify the terms of outstanding options to reflect such changes and prevent the diminution or enlargement of benefits or potential benefits intended to be made available under the applicable stock plan.

        Percentages shown under "Percent of Total Options Granted in 2003" are based on an aggregate of 1,921,746 stock options granted during 2003.

        Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date, as determined by our Board of Directors. Because there was no public market for our common stock prior to our initial public offering, the Board of Directors determined the fair market value of our common stock by considering a number of factors, including, but not limited to, previous valuations, status of product development, our financial condition and prospects for future growth.

        The potential realizable value is calculated based on the ten-year term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

  •
  multiplying the number of shares of common stock subject to a given stock option by our initial public offering price of our common stock of $16.00 per share;

  •
  assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

  •
  subtracting from that result the aggregate option exercise price.

Aggregate Option Exercises During 2003 and Option Values at December 31, 2003

        The following table provides information concerning stock options exercised during 2003, and unexercised options held as of December 31, 2003, by each of our named executive officers.

			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
John P. McLaughlin	—	—	775,000	—	$11,070,000	—
Richard P. Powers	—	—	96,250	—	1,384,500	—
Todd J. Lorenz, M.D.	17,500	$259,000	55,000	—	784,000	—
Leslie M. McEvoy, Ph.D.	50,000	740,000	150,000	—	2,100,000	—
James Z. Huang	125,000	1,850,000	100,000	—	1,400,000	—

        Amounts presented under the captions "Value Realized" and "Value of Unexercised In-the-Money Options at December 31, 2003" are based on our initial public offering price of our common stock of $16.00 per share minus the exercise price, multiplied by the number of shares subject to the stock option, without taking into account any taxes that may be payable in connection with the transaction. Our 2003 Equity Incentive Plan allows for the early exercise of options granted. All options exercised early are subject to repurchase by us at the original exercise price. The repurchase right lapses over time.

Equity Compensation Plan Information

        Corgentech has three stockholder approved equity compensation plans, the 2003 Equity Incentive Plan, the 2003 Non-Employee Directors' Stock Option Plan, and the 2003 Employee Stock Purchase Plan.

2003 Equity Incentive Plan

        Our Board of Directors adopted our 2003 Equity Incentive Plan, or the 2003 Incentive Plan, in December 2003 and our stockholders approved it in January 2004. The 2003 Incentive Plan is an amendment and restatement of our 1999 Equity Incentive Plan. The 2003 Incentive Plan will terminate on the earlier of ten years after its adoption or when the Board of Directors terminates the 2003 Incentive Plan. The 2003 Incentive Plan provides for the grant of incentive stock options, as defined under section 422 of the Internal Revenue Code of 1986, nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock and other forms of equity awards. Incentive stock options may be granted to employees, including officers. All other awards may be granted to employees, including officers, non-employee directors and consultants. The maximum option term is 10 years. The Board of Directors may provide for exercise periods of any length in individual option grants, subject to limitations. Generally an option terminates three months after the optionholder's service to Corgentech terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change of control of Corgentech, the surviving entity will either assume or substitute outstanding awards under the plans. Otherwise, the vesting and exercisability of such stock options and other stock awards will accelerate.

        On January 1 starting with the year 2005, the number of shares reserved for issuance under the 2003 Incentive Plan will automatically increase by the lesser of (a) 5% of the number of shares of common stock outstanding on such date and (b) 2.5 million shares of common stock. However, the Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased on such date. As of April 12, 2004, there were 4,019,949 shares were reserved for issuance under the 2003 Incentive Plan of which options to purchase 1,861,887 shares were outstanding under the 2003 Incentive Plan and 942,408 shares remained available for future issuance.

2003 Non-Employee Directors' Stock Option Plan

        Our Board of Directors adopted our 2003 Non-Employee Directors' Stock Option Plan, or the 2003 Directors' Plan, in December 2003 and our stockholders approved it in January 2004. The 2003 Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to our non-employee directors. The exercise price of such options granted will be equal to the fair market value of the common stock on the date of grant and have a maximum option term of 10 years. An optionholder whose service relationship with us or any of our affiliates ceases for any reason may exercise vested options for the term provided in the option agreement, three months generally, 12 months in the event of disability and 18 months in the event of death.

        Pursuant to the terms of the 2003 Directors' Plan, any individual who becomes a non-employee director will automatically be granted an option to purchase 40,000 shares of common stock, the initial grant, upon being elected or appointed to the Board of Directors. Any person who is a non-employee director on the day following each of the annual meetings of our stockholders beginning with our annual meeting in 2005, will automatically be granted an option to purchase 10,000 shares of common stock, subject to decrease for less than a full year of service as a director. Such grants vest in 12 equal monthly installments over one year from the grant date. Initial grants vest in 48 equal monthly installments over four years.

        The aggregate number of shares of common stock that may be issued pursuant to options granted under the 2003 Directors' Plan is 150,000 shares which amount will be increased annually on January 1, from 2005 until 2014, by the number of shares of common stock subject to options granted during the prior calendar year. However, the Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased. As of April 12, 2004, no options to purchase shares of common stock were outstanding under the 2003 Directors' Plan.

        In the event of certain corporate transactions, all outstanding options under the 2003 Directors' Plan either will be assumed, continued or substituted for by any surviving entity. Otherwise, the vesting and exercisability of such stock options and other stock awards will accelerate. Following specified change in control transactions, if the optionholder ceases to perform services for the surviving or acquiring company within twelve months after the close of the change in control transaction then the options granted to such optionholder under the 2003 Directors' Plan will be fully vested and exercisable.

2003 Employee Stock Purchase Plan

        Under the 2003 Employee Purchase Plan, or the Purchase Plan, eligible employees can have up to 15% of their earnings withheld to be used to purchase shares of common stock on specified dates determined by the Board of Directors. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. The Board of Directors may specify an offering period of up to 27 months.

        The Purchase Plan provides for the issuance of shares of common stock pursuant to purchase rights granted to employees. At the time it was adopted by the Board of Directors, 250,000 shares were reserved for issuance under the Purchase Plan. On January 1, starting with the year 2005, the number of shares reserved for issuance under the Purchase Plan automatically increases by 2% of the number of shares of common stock outstanding on that date, or such lesser amount as the Board of Directors may determine. As of April 12, 2004, no shares have been purchased under the Purchase Plan.

Aggregate Plan Information

        The following table provides certain information with respect to all of Corgentech's equity compensation plans in effect as of December 31, 2003.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	1,618,154	$1.86	(2)	166,671
Equity compensation plans not approved by security holders	202,500	1.19	(2)	—

Total	1,820,654	$1.78		166,671

(1)
The plans included in this row include our 1999 Equity Incentive Plan, 2003 Equity Incentive Plan, 2003 Non-Employee Directors' Stock Option Plan and 2003 Employee Stock Purchase Plan.

(2)
Represents the weighted average exercise price of outstanding stock options only.

Employment Agreements

  John P. McLaughlin

        In November 1999, we entered into a letter agreement with John P. McLaughlin, our President and Chief Executive Officer pursuant to which Mr. McLaughlin may only be terminated without cause upon the affirmative vote of two-thirds of the directors then in office, excluding Mr. McLaughlin. In the event we terminate Mr. McLaughlin's employment without cause, he will receive six months of salary in a lump sum payment and we will continue to pay for his medical benefits for six months following such termination. Mr. McLaughlin's letter agreement does not possess a termination date.

        The letter agreement sets forth Mr. McLaughlin's initial base salary of $250,000, which is subject to increase upon review annually by and at the sole discretion of our Compensation Committee and as approved by the Board of Directors. Mr. McLaughlin was also granted the right to purchase 300,000 shares of our common stock at $0.24 per share, subject to a repurchase right in our favor at the original purchase price of $0.24 per share, which lapsed as to 25% of the shares on January 1, 2001 and lapsed as to the remaining shares, ratably over 36 months through January 1, 2004. We also agreed to provide Mr. McLaughlin with a loan of $70,800 for the purpose of purchasing this common stock. Pursuant to its terms, the loan was forgiven on November 29, 2003.

        Mr. McLaughlin's letter agreement provides that all of his common stock will immediately vest and be released from the repurchase option if (1) we are consolidated or merged with or into another corporation, other than a related corporation, or substantially all of our assets are sold, or

(2) Mr. McLaughlin is (a) terminated by us without cause, (b) is effectively terminated through demotion or a substantial reduction in his responsibilities, or (c) is required to work at a site more than 35 miles from his worksite prior to the consolidation or sale of assets.

        Mr. McLaughlin was also granted certain registration and co-investment rights pursuant to the letter agreement. In May 2002, we entered into a Termination of Preemptive Rights and Registration Rights Agreement with Mr. McLaughlin, pursuant to which these rights were terminated and discharged.

  Leslie M. McEvoy, Ph.D.

        In August 2000, we entered into an offer letter with Leslie M. McEvoy, our Vice President, Research setting forth her initial base salary of $140,000 per year. Dr. McEvoy was also granted a stock option to purchase 46,250 shares of our common stock at an exercise price of $0.24 per share. In addition, we agreed to provide Dr. McEvoy with a loan of $11,100 for the purpose of exercising this stock option. The loan is due in three annual installments of $3,700. The offer letter provides that in the event of an acquisition or merger of Corgentech, all unvested shares subject to the stock option will immediately vest. We also agreed to provide Dr. McEvoy a second loan in the amount of $75,000 to purchase her primary residence. This loan is due in three annual installments of $12,500 and the remaining $37,500 is due on February 11, 2005. In June 2001, we entered into a bonus plan with Dr. McEvoy pursuant to which she is entitled to three cash bonus payments, each equal to $13,469, payable in June 2002, June 2003 and June 2004, provided she is continuously employed through the payment date. In August 2001, we entered into a second bonus plan with Dr. McEvoy pursuant to which she is entitled to three cash bonus payments, each equal to $3,987, payable in August 2002, August 2003 and August 2004, provided she is continuously employed through the payment date. Dr. McEvoy's offer letter does not possess a termination date.

  Todd J. Lorenz, M.D.

        In February 2001, we entered into an offer letter with Todd J. Lorenz, our Chief Medical Officer, setting forth his initial base salary of $230,000 per year. Dr. Lorenz was also granted a stock option to purchase 75,000 shares of our common stock at an exercise price of $0.40 per share. In addition, the offer letter provides that in the event we terminate Dr. Lorenz's employment without cause during the first 12 months of his employment, he is entitled to receive salary and health benefits until the earlier of (a) 12 months after the date of such termination or (b) until he obtains new employment. If we terminate Dr. Lorenz's employment without cause after the first 12 months of his employment he is entitled to receive salary and health benefits until the earlier of (a) six months after the date of such termination or (b) until he obtains new employment. Dr. Lorenz's offer letter does not possess a termination date.

  Richard P. Powers

        In October 2001, we entered into an offer letter with Richard P. Powers, our Vice President and Chief Financial Officer, setting forth his initial base salary of $240,000 per year. Mr. Powers was also granted a stock option to purchase 100,000 shares of our common stock at an exercise price of $0.40 per share. In addition, we agreed to provide Mr. Powers with a loan of $39,600 for the purpose of exercising this stock option. This loan is due on December 19, 2005. The offer letter also provides that in the event of a merger or other change in control followed by an actual or constructive termination of Mr. Powers' employment, all unvested shares subject to the stock option will immediately vest. In the event we terminate Mr. Powers' employment without cause, he is entitled to receive salary, bonus and health benefits for a period of six months after the date of such termination and accelerated vesting on his unvested stock options equal to six months. Mr. Powers' offer letter does not possess a termination date.

  James Z. Huang

        In July 2002, we entered into an offer letter with James Z. Huang, our Vice President, Business Development and Commercial Operations setting forth his initial base salary of $250,000 per year, and an initial bonus payment of $50,000. Mr. Huang was also granted a stock option to purchase 125,000 shares of our common stock at $1.20 per share. In addition, we agreed to provide Mr. Huang with a loan of $200,000 to purchase his primary residence. The loan is due in three annual installments of $66,667. In October 2002, we entered into a bonus plan with Mr. Huang pursuant to which he is entitled to three cash bonus payments of $75,667, $72,667 and $69,667 in October 2003, October 2004 and October 2005, respectively, or a pro rata portion thereof calculated based upon the number of days in the applicable year for which he remains continuously employed by us. Mr. Huang's offer letter does not possess a termination date.

        Please see "Certain Relationships and Related Transactions—Loans to Officers" for a further description of certain loans to our officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

        The Audit Committee oversees Corgentech's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Corgentech's Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Corgentech's accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Corgentech, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors' independence.

        The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Corgentech's internal controls and the overall quality of Corgentech's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The Audit Committee has selected, subject to stockholder ratification, Ernst & Young LLP as Corgentech's independent auditors for the fiscal year ending December 31, 2004.

AUDIT COMMITTEE

Michael B. Sweeney (Chairman)
Fritz R. Bühler, M.D.
Daniel S. Janney

1
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION1

        The Compensation Committee of the Board of Directors is comprised of Drs. Bühler and Ferguson, and Mr. Janney.

        Our executive compensation program is designed to provide incentives to our executive officers and, thereby, to promote achievement of our business goals and stockholder returns. Executive compensation consists of a combination of base salary, stock incentives and employee benefits. The Compensation Committee considers stock incentives to be a critical component of an executive officer's compensation package in order to help align executive interests with stockholder interests.

Compensation Philosophy

        The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable Corgentech to attract, retain and motivate executive officers who are expected to contribute to our long-term success. Our executive compensation philosophy is based on the principles of competitive and fair compensation for sustained performance.

Competitive and Fair Compensation

        We are committed to providing an executive compensation program that helps attract and retain highly qualified executives officers. To ensure that compensation is competitive, the Compensation Committee compares our compensation practices with those of other companies in our industry and sets our compensation guidelines based on this review. The Compensation Committee believes compensation for our executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities who are with companies that are in the same or similar business and of comparable size and success as Corgentech. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout Corgentech.

Sustained Performance

        Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic, research, clinical and business goals are met, including such factors as timely achievement of clinical and preclinical results, development of lead compounds, formation of new business alliances and meeting stated financial objectives. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Corgentech's values are fostered.

        In evaluating each executive officer's performance, the Compensation Committee generally conforms to the following process:

  •
  Corgentech and individual goals and objectives are generally set at the beginning of the performance cycle;

  •
  At the end of the performance cycle, the accomplishment of the executive officer's goals and objectives and his or her contributions to Corgentech are evaluated;

1
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

  •
  The executive officer's performance is then compared with peers within Corgentech, and the results are communicated to the executive officer; and

  •
  The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

Elements of Annual Compensation

        Annual compensation for our executive officers generally consists of two elements: salary and stock options.

        The salary for executive officers is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executive officers. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive officer based on his or her area of responsibility. Subjective performance criteria include an executive officer's ability to recruit and retain qualified employees, manage his or her area of responsibility effectively and efficiently, and collaborate with other executive officers to enhance our growth and success.

        The Compensation Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

        Compensation at the executive officer level also includes the long-term incentives afforded by stock options. Our stock option program is designed to promote the identity of long-term interests between our employees and our stockholders and assist in the retention of executives officers. The Compensation Committee believes that the award of stock options will, among other things, create incentives for our executive officers to contribute to the success of the entire organization through the ownership of equity.

        The size of stock option grants is generally intended to reflect the executive officer's position with Corgentech and his or her contributions, including his or her success in achieving the individual performance criteria described above. Our stock option program generally uses a four-year vesting period to encourage key employees to continue their employment. During 2003, stock options granted to most executive officers vested in equal installments monthly from the date of grant over a four-year period. All stock options granted to executive officers in 2003 were granted at the fair market value on the date of grant, as determined by the Board of Directors. During 2003, executive officers received stock options to purchase an aggregate of 1,243,750 shares of our common stock, at a weighted average exercise price of $1.74 per share.

        All of our executive officers are eligible to participate in our Purchase Plan. Our Purchase Plan is available to all of our other employees and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

Compensation of Chief Executive Officer

        Mr. McLaughlin is eligible to participate in the same executive compensation plans available to our other executive officers. The Compensation Committee believes that Mr. McLaughlin's annual compensation, including the portion of his compensation based upon our merit-based stock option program, has been set at a level competitive with other companies in the industry.

        In 2003 the Compensation Committee increased Mr. McLaughlin's salary to $300,000 from $250,000 in 2002. The Compensation Committee has determined to keep Mr. McLaughlin's salary at

$300,000 for 2004. In April 2003, Mr. McLaughlin was granted a stock option to purchase 275,000 shares of our common stock at exercise price of $1.20 per share, the fair market value on the date of grant as determined by the Board of Directors, for services performed during 2002. In November 2003, Mr. McLaughlin was granted a stock option to purchase 500,000 shares of our common stock at an exercise price of $2.00 per share, the fair market value on the date of grant as determined by our Board of Directors, for services performed during 2003.

        In determining Mr. McLaughlin's 2003 compensation, including whether to grant stock options to Mr. McLaughlin, the Compensation Committee considered Mr. McLaughlin's overall compensation package as compared with other chief executive officers in our industry and past option grants, as well as the effectiveness of Mr. McLaughlin's leadership of Corgentech and the resulting success of Corgentech in the attainment of its goals.

Federal Tax Considerations

        Section 162(m) of the Internal Revenue Code limits Corgentech to a deduction for federal income tax purposes of no more than $1 million of compensation paid to our named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of Section 162(m). The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for compensation plans, arrangements and binding contracts adopted prior to Corgentech's initial public offering.

        The Compensation Committee believes that, at the present time, it is quite unlikely that the compensation paid that may be subject to the deduction limit will exceed $1 million in a taxable year for any such executive whether or not the compensation qualifies as performance-based compensation. Therefore, the Compensation Committee has not established as a priority designing executive compensation packages specifically intended to avoid the Section 162(m) limitations. The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to grant compensation awards in the future in a manner consistent with Corgentech's best interests.

COMPENSATION COMMITTEE

Rodney A. Ferguson (Chairman)
Fritz R. Bühler
Daniel S. Janney

Compensation Committee Interlocks and Insider Participation

        As noted above, the Compensation Committee of the Board of Directors consists of Drs. Bühler and Ferguson and Mr. Janney. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

        The following graph shows a comparison of total stockholder return of an investment of $100 in cash on February 12, 2004, the date our common stock first started trading on the Nasdaq National Market, for:

  •
  our common stock;

  •
  the Nasdaq Stock Market (U.S.); and

  •
  the Nasdaq Biotechnology Index.

        Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

        This section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Sales

        Since January 1, 2003, the following executive officers, directors and 5% or more stockholders have purchased securities in the amounts as of the dates set forth below.

	Common	Series C	Series C Warrants	Series D
Directors and Executive Officers
Victor J. Dzau	400,000	—	—	—
John P. McLaughlin	—	—	—	—
Leslie M. McEvoy	50,000	—	—	—
James Z. Huang	125,000	—	—	—
Richard P. Powers	—	—	—	—
Todd J. Lorenz	17,500	—	—	—
Entities Affiliated with Directors
Alta California Partners III, L.P.(1)	—	337,837	101,350	—
InterWest Partners VIII, L.P.(2)	—	608,106	121,620	—
J.P. Morgan Partners (SBIC), LLC(3)	—	1,663,172	405,403	—
Bear Stearns Health Innoventures, L.P.(4)	—	608,106	121,618	—
Other 5% Securityholders
HBM BioVentures (Cayman) Ltd.(5)	—	337,837	60,810	—
Bristol-Myers Squibb Company	—	—	—	2,079,002
Price Per Share(6)	$1.20	$7.40	$0.004	$9.62
Date(s) of Purchase	10/03	06/02-10/03	09/03-10/03	10/03

(1)
Represents shares held by (a) Alta California Partners III, L.P. and (b) Alta Embarcadero Partners III, LLC. Includes the conversion of convertible promissory notes, issued to the Alta Funds in September and October 2003, in the aggregate principal amount of $2,500,000. The convertible promissory notes were converted into Series C preferred stock in October 2003, at a rate of $7.40 per share. Mr. Janney, one of our directors, is a Managing Director of Alta California Management Partners III, LLC, the general partner of Alta California Partners III, L.P. and a manager of Alta Embarcadero Partners III, LLC.

(2)
Represents shares held by (a) InterWest Partners VIII, L.P., (b) InterWest Investors Q VIII, L.P., and (c) InterWest Investors VIII, L.P. Includes the conversion of convertible promissory notes, issued to the InterWest Funds in September and October 2003, in the aggregate principal amount of $3,000,000. The convertible promissory notes were converted into Series C preferred stock in October 2003, at a rate of $7.40 per share. Mr. Sweeney, one of our directors, is a Managing Director of InterWest Management Partners VIII, LLC, the general partner of the InterWest Funds.

(3)
Represents shares held by (a) J.P. Morgan Partners (SBIC), LLC, (b) J.P. Morgan Partners Global Investors, L.P., (c) J.P. Morgan Partners Global Investors A, L.P., (d) J.P. Morgan Partners Global Investors (Cayman), L.P., (e) J.P. Morgan Partners Global Investors (Cayman) II, L.P., and (f) J.P. Morgan Securities Inc. Includes the conversion of convertible promissory notes, issued to J.P. Morgan Partners (SBIC), LLC and the J.P. Morgan Funds in September and October 2003, in the aggregate principal amount of $10,000,000. The convertible promissory notes were converted into Series C preferred stock in October 2003, at a rate of $7.40 per share. Dr. Ferguson, one of our directors, is a Managing Director of J.P. Morgan Partners (SBIC), LLC. He is also a Managing Director of JPMP Capital Corp., the general partner of JPMP Global Investors, L.P., the general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A,

  L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P.

(4)
Represents shares held by (a) BX, L.P., (b) Bear Stearns Health Innoventures, L.P., (c) Bear Stearns Health Innoventures Offshore, L.P., (d) Bear Stearns Health Innoventures Employee Fund, L.P., and (e) BSHI Members, L.L.C. Includes the conversion of convertible promissory notes, issued to the Bear Stearns Funds in September and October 2003, in the aggregate principal amount of $3,000,000. The convertible promissory notes were converted into Series C preferred stock in October 2003, at a rate of $7.40 per share. Dr. Bühler, one of our directors, is a member of Bear Stearns Health Innoventures Management, LLC, the general partner of the Bear Stearns Funds.

(5)
Includes the conversion of convertible promissory notes, issued to HBM BioVentures (Cayman) Ltd. in September and October 2003, in the aggregate principal amount of $1,500,000. The convertible promissory notes were converted into Series C preferred stock in October 2003, at a rate of $7.40 per share.

(6)
The exercise price of the warrants to purchase Series C preferred stock is $7.40 per share. The warrants were exercised in connection with the closing of our initial public offering.

        Each share of our Series C and Series D preferred stock automatically converted into one share of our common stock immediately prior to the closing of our initial public offering in February 2004.

        We have entered into the following agreements with our executive officers, directors and holders of more than 5% of our voting securities.

Investor Rights Agreement

        We and the preferred stockholders described above have entered into an agreement, pursuant to which these and other preferred stockholders have registration rights with respect to their shares of common stock.

        Beginning August 11, 2004, the holders of 17,912,685 shares of our common stock or their transferees, including 12,500 shares of common stock issuable upon the exercise of an outstanding warrant, will be entitled to register these shares under the Securities Act of 1933, as amended, or the Securities Act, subject to limitations and restrictions on two occasions. Also if at any time, we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securities holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of our common stock in the registration. In addition, beginning February 11, 2005, the holders of these shares may require us, at our expense and on not more than two occasions in any twelve month period, to file a registration statement on Form S-3 under the Securities Act covering their shares of our common stock, and we will be required to use our best efforts to have the registration statement declared effective. These rights shall terminate on the earlier of February 11, 2008, or, with respect to an individual holder, when such holder is able to sell all its shares pursuant to Rule 144(k) under the Securities Act in any 90-day period. These registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares of our common stock included in the registration statement.

Bristol-Myers Squibb Company

        In October 2003, we entered into our collaboration with Bristol-Myers Squibb Company, or BMS, for the development and commercialization of E2F Decoy. BMS paid us $45 million, consisting of $25 million in cash and a $20 million equity investment. Future BMS financial obligations to us include (a) funding of a majority of ongoing development costs for E2F Decoy, (b) payments of up to $205 million based on achievement of regulatory milestones and (c) payments of up to $320 million based on attainment of sales milestones. We have retained the right to co-promote E2F Decoy in the United States and intend to build our own sales force to market E2F Decoy to cardiothoracic and vascular surgeons. We will share equally in profits and losses on sales of E2F Decoy in the United States. We have granted BMS the exclusive right to commercialize E2F Decoy outside the United States pursuant to a royalty-bearing license.

Employment Agreements

        We have entered into employment agreements, offer letters and bonus agreements with our executive officers. For more information regarding these agreements, see "Executive Compensation—Employment Agreements."

Loans to Officers

        We received promissory notes in exchange for loans from the following officers:

Officer	Date of Loan Execution	Principal Amount	Interest Rate	Largest Outstanding Balance During 2003	Outstanding Balance as of December 31, 2003	Amount and Dates of Principal Repayment
John P. McLaughlin(1)	January 19, 2000	$70,800	5.88%	$86,870	$0	—
Leslie M. McEvoy(2)	June 28, 2001	$75,000	7.75%	$71,704	$57,750	$12,500 on June 28, 2002 $12,500 on June 28, 2003 $12,500 on June 28, 2004 $37,500 on February 11, 2005
Leslie M. McEvoy(3)	August 24, 2001	$11,100	7.75%	$7,840	$3,732	$3,700 on August 24, 2002 $3,700 on August 24, 2003 $3,700 on August 24, 2004
James Z. Huang(4)	October 11, 2002	$200,000	4.50%	$209,000	$134,833	$66,666 on October 11, 2003 $66,666 on October 11, 2004 $66,666 on October 11, 2005

(1)
This loan is evidenced by a full recourse promissory note and was used to purchase 300,000 shares of our common stock. Pursuant to its terms, the loan was forgiven on November 29, 2003.

(2)
This loan is evidenced by a full recourse promissory note and was used to purchase Dr. McEvoy's primary residence.

(3)
This loan is evidenced by a full recourse promissory note and was used to purchase 46,250 shares of our common stock.

(4)
This loan is evidenced by a full recourse promissory note and was used to purchase Mr. Huang's primary residence.

        Under applicable law, we cannot extend the term or otherwise modify these notes.

Director and Officer Indemnification

        We have entered into an indemnification agreement with each of our directors and officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and officers.

        At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in such person's capacity with Corgentech where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

        We believe that all of the transactions set forth above were made on terms no less favorable to Corgentech than could have been obtained from unaffiliated third parties. All future transactions between Corgentech and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Corgentech than could be obtained from unaffiliated third parties.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Corgentech stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to our Secretary, care of Corgentech Inc., 650 Gateway Boulevard, South San Francisco, California 94080. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Matthew B. Hemington Secretary

April 15, 2004

Appendix A

CORGENTECH INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.     PURPOSE

        The Audit Committee (the "Audit Committee") is appointed by the Board of Directors (the "Board") of Corgentech Inc., a Delaware corporation (the "Company"), to act on behalf of the Company's Board in fulfilling the Board's oversight responsibilities with respect to the Company's corporate accounting and reporting practices and the quality and integrity of the Company's financial statements and reports, as well as the qualifications, independence and performance of the certified public accountants engaged as the Company's independent outside auditors (the "Auditors").

        The policy of the Audit Committee in discharging these obligations shall be to maintain and foster an open avenue of communication between the Audit Committee and the Auditors and the Company's financial management. The Committee shall also provide oversight in connection with legal and ethical compliance programs as established by financial management and the Board. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

II.    COMPOSITION AND MEETINGS

        A. Composition.    Audit Committee members shall meet the independence and experience requirements of the Nasdaq National Market ("Nasdaq") applicable to Audit Committee members as in effect from time to time when and as required by Nasdaq. The Audit Committee shall be comprised of at least three directors as determined by the Board, none of whom shall be an employee and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with applicable Nasdaq requirements. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. The Chairman of the Audit Committee shall have accounting or related financial management expertise, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. To the extent mandated by the requirements of Nasdaq, at least one member of the Committee shall be a "financial expert" within the meaning of such requirements. Audit Committee members shall be appointed by the Board.

        B. Meetings.    The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee should meet separately in executive session at least annually with each of senior management and the Auditors and as a Committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately with the Audit Committee. In addition, the Audit Committee should communicate with management and the Auditors quarterly to review the Company's financial statements and significant findings based upon the Auditors' limited review procedures.

        C. Minutes and Reports.    Minutes of each meeting of the Audit Committee shall be kept and distributed to each member of the Audit Committee and members of the Board who are not members of the Audit Committee. The Chairperson of the Audit Committee shall report to the Board from time to time, or whenever so requested by the Board.

III.  AUTHORITY

        The operation of the Audit Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Auditors, the Company's legal counsel, as well as any officer or employee of the organization. The Audit Committee shall have authority to retain, at the Company's expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have authority to require that any of the Company's personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

IV.    RESPONSIBILITIES AND DUTIES

        The primary responsibility of the Audit Committee shall be to oversee the Company's financial reporting process (including direct oversight of the Auditors) on behalf of the Board and to report the results of these activities to the Board. The Audit Committee's functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Audit Committee's purpose and policy, the Audit Committee shall be charged with the following functions and processes, with the understanding, however, that the Audit Committee may supplement or deviate from these activities as appropriate under the circumstances:

REVIEW PROCEDURES

        1.    Review and assess the adequacy of this Charter at least annually in accordance with Nasdaq regulations. Submit the Charter or any recommendations of proposed changes to the Board for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

        2.    Review, upon completion of the annual audit, the financial statements to be included in the Company's Annual Report on Form 10-K and any internal control report prepared by Management or the Auditors. Review should include oversight of the Auditors' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), the nature of significant risks and exposures, any audit adjustments noted or proposed by the Auditors, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the Auditors under Statement on Auditing Standards No. 61.

        3.    In consultation with the management and the Auditors, consider the integrity of the Company's financial reporting processes and controls and review the Company's guidelines, practices and policies with respect to risk assessment, risk management and internal financial and disclosure controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the Auditors together with management's responses, including the status of previous recommendations and any disagreements with management.

        4.    Discuss with management and the Auditors the results of the Auditors' review of the Company's quarterly financial statements and earnings press releases, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company's Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under Statement on Auditing Standards No. 61 or other applicable standards. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this discussion.

        5.    Review periodically, either individually or as a Committee and discuss with management and the Auditors, as appropriate, the Company's disclosures contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its periodic reports to be filed with the Securities and Exchange Commission.

        6.    Review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including the adoption of new, or material changes to existing, critical accounting policies or to the application of those policies, the potential effect of alternative accounting policies available under GAAP, the potential impact of regulatory and accounting initiatives, any off-balance sheet structures and any other significant reporting issues and judgments.

INDEPENDENT AUDITORS

        7.    The Auditors are ultimately accountable to the Audit Committee and Board as representatives of the Company's stockholders. The Audit Committee shall review the independence and performance of the Auditors and annually select the Auditors or approve any discharge of Auditors when circumstances warrant.

        8.    Review and determine the engagement of the Auditors, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the Auditors.

        9.    Review and approve the retention of Auditors to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Audit Committee members, provided that to the extent provided by law all approvals of non-audit services pursuant to this delegated authority be presented to the full Audit Committee at its next meeting.

        10.    Monitor the rotation of the partners of the Auditors on the Company's audit engagement team as required by applicable law and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

        11.    On an annual basis, receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1 (including ensuring receipt from the Auditor of a formal written statement delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard 1), consider and discuss with the Auditors any disclosed relationships or services that could affect the Auditors' objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

        12.    Consider as appropriate, the Auditors' judgments about the quality and appropriateness of the Company's staffing and accounting principles as applied in its financial reporting.

        13.    Recommend to the Board guidelines for the Company's hiring of employees of the Auditors who were engaged on the Company's account.

        14.    Review with the Auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management's response, if any, to such letter.

        15.    Consider and review with management and the Auditors, outside counsel, as appropriate, and, in the judgment of the Audit Committee, such special counsel, separate accounting firm and other consultants and advisors as the Audit Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

        16.    Evaluate as appropriate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

        17.    To review with the Auditors and management, and ultimately to resolve, any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies.

        18.    Confer with the Auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting and disclosure controls in effect, including any special audit steps taken in the event of material control deficiencies.

LEGAL COMPLIANCE

        19.    Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters as required by applicable law and as deemed appropriate.

        20.    On a regular basis, review with the Company's legal counsel, Auditors and management, as appropriate, any significant regulatory or other legal or accounting matters that could have a material impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and internal policies (including the Code of Conduct), and inquiries received from regulators or governmental agencies.

        21.    To the extent required by applicable law, review and approve all related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company's financial statements or filings with the U.S. Securities and Exchange Commission.

        22.    Investigate any matter brought to the attention of the Audit Committee within the scope of its duties if, in the judgment of the Audit Committee, such investigation is necessary or appropriate. The Chair of the Audit Committee may represent the entire Audit Committee in making such determination.

OTHER RESPONSIBILITIES

        23.    Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report is to be included in the Company's proxy statement.

        24.    Perform any other activities consistent with this Charter, the Company's Bylaws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

        25.    Report to the Board with respect to material issues that arise regarding the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance or independence of the Auditors or such other matters as the Audit Committee deems appropriate from time to time or whenever it shall be called upon to do so.

        26.    Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

MANAGEMENT RESPONSIBILITIES

        It shall be the responsibility of management to prepare the Company's financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee's responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CORGENTECH INC.

The undersigned hereby appoints John P. McLaughlin and Richard P. Powers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Corgentech Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held at 9:00 a.m., pacific time, on Thursday, May 13, 2004 at The Westin San Francisco Airport, Belmont Suite, 1 Old Bayshore Highway, Millbrae, California 94030, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ A FOLD AND DETACH HERE /*\

You can now access your Corgentech Inc. account online.

Access your Corgentech Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Corgentech Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

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For Technical Assistance Call 1-877-978-7778 between 9am-7pm
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
		FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS	☐	☐	ITEM 2.	APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS	☐	☐	☐
Nominees: 01 Victor J. Dzau, M.D. 02 John P. McLaughlin
Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)
Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

/*\ FOLD AND DETACH HERE /*\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/cgtk		Telephone 1-800-435-6710		Mail Mark, sign and date
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.corgentech.com

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held on May 13, 2004
PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS May 13, 2004 QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION1
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
Appendix A CORGENTECH INC. CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS